COLUMBIA FUNDS SERIES TRUST II

Item 77I/77Q1(d)—TERMS OF NEW OR AMENDED SECURITIES:

On February 27, 2017, a Form Type 485(b), Accession Nos. 0001193125-17-059117 and 0001193125-17-059365, an amendment to the registration statement of Columbia Funds Series Trust II, was filed with the SEC. This amendment registered the new classes of shares of the Funds listed below, effective March 1, 2017, and describes the characteristics of the new classes of shares:

Fund	New Share Classes
Columbia Asia Pacific ex-Japan Fund	Class Y
Columbia Select Global Equity Fund	Class Y
Columbia Seligman Global Technology Fund	Class Y